Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Separation Agreement”) is between Tesco Corporation (US) (“Tesco”) and Michael E. Irausquin (“Employee”). To be effective, this Agreement must be signed, in unchanged form, no later than twenty-two (22) days after the date offered to Employee, January 31, 2017, or else it is withdrawn.

Section 1. Severance Payment and Consideration.

Employee is voluntarily signing this Separation Agreement and Release in return for the following Severance Payment: (1) payment of the sum of an amount equal to ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000.00) less required taxes and withholding, paid by check mailed to Employee within fifteen (15) days after Employee signs this Agreement and returns it to Tesco; and (2) if you timely elect COBRA coverage, Tesco will pay for the first three months after which you will be wholly responsible for such payments. Employee acknowledges that the Severance Payment will not be provided if Employee revokes this Agreement as set forth in Section 9 below. Employee further acknowledges, as set forth in more detail below, that the Severance Payment will not be provided to Employee if Employee violates any of the terms of this Separation Agreement.

Employee acknowledges and understands the provisions of this Separation Agreement (specifically including the release and forfeiture terms below) and has also had the opportunity to ask any questions he or she may have regarding this Separation Agreement.

Employee understands and agrees that he or she will be entitled to the above-described Severance Payment only upon signing an unchanged copy of this Separation Agreement and then submitting the Separation Agreement to James Dunlop (James_Dunlop@tescocorp.com) at Tesco Corporation (US), 11330 Clay Road, Houston, TX 77041 on or before the date noted at the top of this document and not thereafter revoking the Separation Agreement as described in Section 9. Employee understands that if he or she submits the Separation Agreement by mail, it must be postmarked no later than the date noted above. Employee also understands that he or she will receive the Severance Payment only if Employee satisfies all of the other conditions and requirement contained in this Separation Agreement.

Employee further understands and agrees that the Severance Payment provided hereunder is more than would be provided to Employee upon his or her termination of employment if he or she did not sign a Separation Agreement or other General Release agreement similar to this Separation Agreement.

Section 2. Release of Claims

A. Consideration, Scope, Parties Released

Employee has chosen to sign this Separation Agreement in return for the Severance Payment referenced in Section 1 of this Separation Agreement, which is in excess of any amount of money that he or she is otherwise entitled to from Tesco. Employee executes and signs this Release not only on his or her own behalf, but also on behalf of his or her heirs, executors, and assigns. This release is being given to the following persons and entities:

(1) Tesco Corporation and any and all of its related entities and affiliates, including any of their predecessors or successors;
(2) the past, present and future agents, officers, directors, employees, stockholders, owners, insurers, representatives and assigns of Tesco Corporation and its affiliates;
(3) the employee benefit plans of Tesco Corporation and its affiliates; as well as the insurers, trustees, administrators and fiduciaries of such plans; and
(4) any other persons acting by, through, under or in concert with any of the persons or entities listed in (1) through (3) above.

B. Claims Released

Except for the claims listed in the final paragraph of this Section 2, Employee hereby unconditionally, fully and forever releases the persons and entities listed above from all claims, demands, causes of action or similar rights of any nature, whether known or unknown, which Employee may have against any or all of them including, but not limited to, those arising out of or in any way related to Employee’s employment by Tesco or the termination of that employment. Examples of claims released include,

Exhibit 10.1

but are not limited to, claims for attorneys’ fees, claims for employment or reemployment, claims for any additional benefits because of the payment of any portion, part or whole, of the Severance Payment to Employee, and claims arising under any of the following statutes, executive orders or common law doctrines:

(1)	the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

(2)
Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866 and, to the extent it may be applicable, Executive Order 11246, which collectively prohibit discrimination based on race, color, national origin, religion or sex;

(3)	the Equal Pay Act, which prohibits paying men and women unequal pay for equal work;

(4)	the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled;

(5)	any other federal, state or local laws or regulations prohibiting discrimination or retaliation in employment;

(6)	the Workers Adjustment and Retraining Notification Act, which requires that advance notice be given of certain work force reductions;

(7)	the Employee Retirement Income Security Act of 1974 which, among other things, protects pension and health benefits;
(8)    the Fair Labor Standards Act of 1938, which regulates wage and hour matters; and

(9)
federal, state or local laws (including statutes, regulations, other administrative guidance and common law doctrines) which provide recourse for alleged wrongful discharge, physical or personal injury, emotional distress, breach of contract, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims;

(10)	the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances;

(11)	the Texas Labor Code, the Texas Payday Act, and all other Texas laws that prohibit discrimination or retaliation in employment;

(12)	the Genetic Information Nondiscrimination Act;

(13)	the Lily Ledbetter Fair Pay Act; and

(14)	any other federal, state, or local laws or regulations relating to employment, such as veterans’ reemployment rights laws or laws restricting an employer’s right to terminate employees.

C. Release Extends to both Known and Unknown Claims

The Release in this Separation Agreement covers both claims and potential claims that Employee knows about and those Employee may not know about. Employee expressly waives all rights afforded by any statute or common law doctrine that limits in any way the effect of a release with respect to unknown claims.

D. Claims Not Released

Employee is not releasing:

(1)	any rights or claims under the Age Discrimination in Employment Act that arise after the date this Separation Agreement is signed by Employee;
(2)    Employee’s rights to the benefits described in Section 1 of this Separation Agreement;

(3)	any claims Employee may have which relate solely to "COBRA" continuation of coverage rights under group health plans maintained by Tesco;

(4)	any timely claims Employee may have, which arose prior to the date of this Separation Agreement, for workers' compensation benefits or for unemployment compensation benefits;
(5) any rights Employee may have to indemnification from Tesco; and
(6)    any future claims that are based on facts that not occurred as of the date Employee signs this Separation Agreement.

Exhibit 10.1

Section 3. No Future Lawsuits, Confidential Information, No Personal Gain; Additional Representations

A.	No Future Lawsuits

Employee promises never to file a lawsuit asserting any causes of action or claims that are released in Section 2 (above) of this Separation Agreement. Employee agrees that Employee will not collect or receive damages, payment or remedies of any kind if any type of action or legal proceeding is brought, or has been brought, by someone else on Employee’s behalf with respect to the released claims. If, prior to the date that this Separation Agreement becomes irrevocable under Section 9, Employee has any pending lawsuit with respect to any claim that this Separation Agreement releases, Employee agrees to request, in writing, that the lawsuit be dismissed, with prejudice. Employee also agrees to make the request on or before the date this Separation Agreement becomes irrevocable under Section 9 and to immediately provide written evidence of such request to the Tesco Human Resources office. Employee further agrees to take any other steps that are necessary or appropriate to obtain a dismissal of the lawsuit, with prejudice.

B.	Agreement to Keep Trade Secrets and Proprietary Information Confidential

Employee acknowledges that Tesco’s relationship with its Customers is special and unique and is based upon valuable and confidential information including the identity of such Customers, their decision processes, the authority of their officers and employees, their production and sales patterns, their special contract requirements, and other special information concerning such customers, all of which was developed by Tesco over time and at substantial expense, and all of which constitute Trade Secrets and/or Proprietary Information. Employee acknowledges that Tesco has exclusive rights to all such Trade Secrets and Proprietary Information and agrees, for a period of two (2) years from the date of this Separation Agreement: 1) to keep all of Tesco’s Trade Secrets and Proprietary Information confidential; 2) not to communicate, disclose, or disseminate, directly or indirectly, any Trade Secrets or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to Tesco, its customers, business methods, and services (“Confidential Information”) to any person other than officers or employees of Tesco authorized to receive such information; and 3) not to use any of Tesco’s Trade Secrets, Proprietary Information, or Confidential Information.

C.	Agreement to Keep Separation Agreement Confidential

Employee agrees that he or she shall not disclose, or cause to be disclosed, the terms of this Separation Agreement, or the fact that this Separation Agreement exists, except to his or her attorneys, accountants and/or tax advisors or to the extent otherwise required by law. The parties further agree that this section is not applicable to discussions of this Separation Agreement between Employee and members of Employee’s immediate family.

D.	No Personal Gain

Employee expressly waives any right to damages or other legal or equitable relief awarded by any governmental agency or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future and which is based on events occurring prior to this Agreement.

And

Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

E.    Additional Representations in General

Employee acknowledges, represents, and agrees that Employee: (1) has been paid properly and fully for all hours Employee worked for Tesco; (2) has been given all the leave Employee was entitled to during Employee’s employment with Tesco; and (3) has reported to Tesco, in writing, all on the job injuries Employee has suffered (if any) during Employee’s employment with Tesco.

Exhibit 10.1

Section 4. No Promises

Employee agrees and acknowledges that Tesco, its affiliates, and their employees have made no promises or representations to Employee regarding benefit entitlements which led Employee to decide to sign this Separation Agreement, other than any promises or representations which are contained herein and in any written materials provided to Employee in connection with the presentation of this Separation Agreement to Employee.

Section 5. Termination of Employment

Employee acknowledges that Employee’s employment is being involuntarily terminated by Tesco and will not be resumed again at any time in the future. Employee agrees that such employment with Tesco ended forever upon Employee’s involuntary termination of employment and promises never to seek employment in the future with Tesco.

Section 6. Consequences of Employee’s Breach of Promises in Sections 3, 12, 14, 19, and 20

Employee agrees and acknowledges that if Employee breaks any of the promises made in Sections 3, 12. 14, 19, or 20 of this Separation Agreement, Employee shall forfeit, and Tesco shall not be obligated to pay, any sums described in Section 1 above not yet paid to Employee. Furthermore, any such breach by Employee shall entitle Tesco to recover all sums previously paid to Employee under this Separation Agreement.

In the event of any breach of this Separation Agreement by Employee, or in the event Tesco must bring suit to defend its interests under this Separation Agreement, Employee shall pay all costs and expenses incurred by any released person or entity in successfully defending itself and/or in seeking relief on the basis of Employee’s conduct. Such costs and expenses shall include, but are not limited to, reasonable attorneys' fees and court costs. Reasonable attorneys' fees shall include both the cost of in-house counsel's time and the fees of outside counsel.

In addition, Employee acknowledges that Employee’s breach of the Confidentiality provisions of this Separation Agreement is likely to result in irreparable and unreasonable harm to Tesco and that injunctive relief, as well as damages, would be appropriate in such circumstances.

Section 7. Period for Review and Consideration of Separation Agreement

Employee agrees 1) that Employee has been given more than twenty-one (21) days to review and consider this Separation Agreement before the deadline for submitting it; 2) that as much of this period of time as Employee wishes may be used prior to reaching a decision regarding the signing of this Separation Agreement; and 3) that this Separation Agreement will not be accepted by Tesco if it is signed prior to the date Employee’s employment ends.

Section 8. Advice to Consult with Attorney

Employee understands and acknowledges that Tesco advises Employee to consult with an attorney (at Employee’s own expense) before signing this Separation Agreement and that, to the extent Employee deems it appropriate, Employee has done so.

Section 9. Effective Date and Employee’s Right to Revoke Separation Agreement

Employee understands that this Separation Agreement shall not become effective or enforceable until the revocation period discussed in the next paragraph has passed.
Employee may revoke this Separation Agreement after signing it by submitting a written notice of revocation to James Dunlop, Tesco’s Vice President of Human Resources by the end of the eighth (8th) day following the date Employee signed the Separation Agreement. If the written notice of revocation is submitted by mail, it must be postmarked no later than the eighth day following the date on which Employee signed the Separation Agreement. If Employee revokes this Separation Agreement, it shall not be effective or enforceable and Employee will not receive the Severance Payment referenced in Section 1 of this Separation Agreement. Employee understands that the Severance Payment will not be provided until after this Separation Agreement becomes irrevocable.

Section 10. Non-Admission of Liability; No Mutual Release

Employee understands that neither Tesco nor any of its employees, officers, directors, or agents believes or admits that they or any released person or entity has done anything wrong. Employee agrees that this Separation Agreement shall not be admissible

Exhibit 10.1

in any court or other forum for any purpose other than for the enforcement of its terms. Employee understands that Tesco is not releasing any claims it had in the past, has now, or may have in the future against Employee.

Section 11. Death Before Payment of Severance Payment

Employee understands that under the terms of this Separation Agreement, if Employee is otherwise eligible for the Severance Payment but should die after signing this Separation Agreement, but before the Severance Payment has been paid, then the Severance Payment will be paid to Employee’s estate. This is the case, however, only if Employee did not revoke or breach this Separation Agreement before Employee’s death.

Section 12. Company Property

Employee has returned to Tesco all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, and any other Tesco property in Employee’s possession, in any format, including all electronic information.

Section 13. False Claims Representations and Promises

Employee has disclosed to Tesco any information Employee has concerning any conduct involving Tesco that Employee has any reason to believe may be unlawful or involve any false claims to the United States or any other government. Employee promises to cooperate fully in any investigation Tesco undertakes into matters occurring during Employee’s employment with Tesco. Employee understands that nothing in this Separation Agreement prevents Employee from cooperating with any U.S. government investigation.

Section 14. Future Cooperation

Employee agrees that Employee will promptly and honestly fully respond to all inquiries from Tesco relating to any lawsuit or other claim with respect to which Employee has relevant information and will be willing to testify truthfully in connection with that lawsuit. To the extent Employee spends time and incurs out-of-pocket expenses (such as postage costs or telephone charges) in assisting any Tesco employee or agent in response to Tesco’s request, Tesco will mail to Employee a reimbursement check for those expenses within 15 days after it receives Employee’s request for payment with satisfactory written substantiation of the claimed expenses.

Section 15. Modification/Execution of Separation Agreement

This Separation Agreement may not be modified or cancelled in any manner except by a writing signed by both Employee and Tesco.

Section 16. Partial Invalidity of the Separation Agreement

If any term or provision of this Separation Agreement is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this Separation Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 17. Interpretation and Arbitration

This Separation Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or any released person or entity. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Separation Agreement. This Separation Agreement shall be governed by the statutes and common law of the State of Texas, excluding its choice of laws statutes and common law.

Any dispute that may arise between Employee and Tesco regarding this Separation Agreement, employment, termination of employment, any related matter, or any of the matters addressed in this Separation Agreement will be resolved in accordance with Tesco’s Dispute Resolution Program.

Exhibit 10.1

Section 18. Incentive Plan Benefits

Employee hereby acknowledges the provisions contained in Section 9 of the Amended and Restated Tesco Corporation 2005 Incentive Plan (Effective May 18, 2007)(the “Plan”). Pursuant to Section 9 of the Plan, any non-Vested Award granted pursuant to the Plan outstanding at the time of the termination of an employee and all rights thereunder shall wholly and completely terminate and no further Vesting shall occur, and (B) the Participant shall be entitled to exercise his or her rights with respect to the portion of the Award Vested as of the date of termination for a period that shall end on the earlier of (1) the expiration date set forth in the Award with respect to the Vested portion of such Award or (2) the date that occurs 90 days after such termination date.

Therefore, Employee understands and acknowledges that any unvested benefits afforded under the Plan shall cease and terminate immediately effective on Employee’s termination date. Any benefit under the plan which vested prior to the termination date may, at Employee’s election, be exercised no later than the ninetieth (90th) after the Employee’s termination date.

Section 19.    Non-Disparagement

The Parties agree to refrain from making any public statements (or authorizing any statements to be reported as being attributed to either Party) that are critical, derogatory, or which may tend to injure the reputation or business of the other Party, or in the case of TESCO, any and all of its related entities and affiliates and their respective shareholders, directors, officers, employees, agents or representatives other than in Employee’s own defense in an adversarial proceeding, if any (for the purpose of this section, the “TESCO Group”).

Employee further agrees to do nothing with an intent to damage the TESCO Group’s business reputation or good will.

Section 20. Non-Solicitation of Employees.

TESCO and Employee agree to the following: for a period of twelve (12) months following Employee’s resignation and termination of employment, Employee will not solicit or induce any employee or officer of TESCO or its affiliates to terminate his or his employment with TESCO or its affiliates, and will not assist any other person or entity in such a solicitation. Notwithstanding the foregoing, this provision shall not prevent an employee or officer of TESCO or its affiliates from responding to a publically advertised position provided that Employee has not directly or indirectly solicited attention by a current employee or officer of TESCO or its affiliates to that publically advertised position.

Section 21.    Separation Agreement Supersedes All Understandings and Representations.

This Separation Agreement contains all of the understandings and representations between Tesco and Employee relating to separation from employment and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any separation of employment.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS SEPARATION AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY SIGNING IT OF HIS OR HER OWN FREE WILL AND VOLITION.
PLEASE READ THIS SEPARATION AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION AND REVOCATION PERIODS AFFORDED BY SECTIONS 7 AND 9 AND CONSULT YOUR ATTORNEY.

EMPLOYEE:	TESCO CORPORATION (US):

/s/ Michael E. Irausquin                        By: /s/ Christopher L. Boone
Date: January 31, 2017                        Date: January 31, 2017
Title: President